Exhibit 10.16

STATEMENT OF

COMPENSATION OF THE BOARD OF DIRECTORS

Effective January 1, 2004, Wisconsin Energy Corporation’s (WEC or the Company) Board of Directors approved a change in director compensation practices in order to align WEC’s director compensation with director compensation practices at WEC’s peer companies and to reflect emerging governance and compensation trends with regard to equity compensation. In addition, the Board adopted stock ownership guidelines to further align the Board’s interests with stockholders. Under these guidelines, directors are generally expected, over time (generally within five years of commencement of Board service), to acquire and hold WEC common stock with a fair market value equal to five times the director’s annual retainer.

During 2004, each non-employee director received an annual retainer fee of $36,000 paid in cash. Non-employee chairs of Board committees received a quarterly retainer of $1,250. Non-employee directors received a fee of $1,500 for each Board or committee meeting attended. In addition, each non-employee director received a per diem fee of $1,250 for travel on Company business for each day on which a Board or committee meeting was not also held, and the Company reimbursed non-employee directors for all out-of-pocket travel expenses (including the travel expenses of spouses if they were specifically invited to attend the event and approved in advance by the Chairman of the Board). Non-employee directors were paid $300 for each signed, written unanimous consent in lieu of a meeting. Each non-employee director also received on January 2, 2004, the 2004 annual stock compensation award in the form of restricted stock equal to a value of $65,000, with vesting to occur three years from the grant date. Insurance is also provided by the Company for director liability coverage, fiduciary and employee benefit liability coverage and travel accident coverage for director travel on Company business. Employee directors did not receive any directors’ fees.

For 2005, the fees paid to non-employee directors will be the same as in 2004. In addition, each non-employee director received on January 3, 2005 the 2005 annual stock compensation award in the form of restricted stock equal to a value of $65,000, with vesting to occur three years from the grant date.

Non-employee directors may defer all or a portion of director fees pursuant to the Directors’ Deferred Compensation Plan. Deferred amounts can be credited to any of ten measurement funds, including a WEC phantom stock account. The value of these accounts will appreciate or depreciate based on market performance, as well as through the accumulation of reinvested dividends. Deferral amounts are credited to accounts in the name of each participating director on the books of WEC, are unsecured and are payable only in cash following termination of the director’s service to WEC and its subsidiaries. The deferred amounts will be paid out of the general corporate assets or the trust established for such purpose.

Although WEC directors also serve on the boards and board committees of its two wholly-owned subsidiaries, Wisconsin Electric Power Company and Wisconsin Gas LLC, a single annual retainer is paid and only a single fee is paid for meetings held on the same day. Fees are allocated among WEC, Wisconsin Electric Power Company and Wisconsin Gas LLC based on services rendered.

The Company has established a Directors’ Charitable Awards Program to help further its philosophy of charitable giving. Under the program, the Company intends to contribute up to $100,000 per year for 10 years to one or more charitable organizations chosen by each director, upon the director’s death. Directors are provided with one charitable award benefit for serving on the boards of WEC and its subsidiaries. There is a vesting period of three years of service on the Board required for participation in this program. Beneficiary organizations under the program must be approved by the Corporate Governance Committee. Charitable donations under the program will be paid out of general corporate assets. Directors derive no financial benefit from the program and all income tax deductions accrue solely to the Company. The tax deductibility of these charitable donations mitigates the net cost to the Company.